Exhibit (f)(4)

Consent, Waiver And Agreement

     THIS CONSENT, WAIVER AND AGREEMENT, dated as of July 8, 2005 (this “Agreement”) is made by and among Wilton Funding, LLC, a Delaware limited liability company (“Wilton” or “Borrower”). Wilton Funding Holdings, LLC, a Delaware limited liability company (“Holdings” and, together with Wilton, the “Borrower”), Patriot Capital Funding, Inc., a Delaware corporation (“Patriot”), and iStar Financial Inc., a Maryland corporation (“iStar”), Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in that certain Credit Agreement, dated as of February 11, 2003, by and between Wilton and iStar (as heretofore amended, supplemented, restated or otherwise modified from time to time, the “iStar Credit Agreement”).

RECITALS

     WHEREAS, Wilton is a wholly-owned subsidiary of Holdings;

     WHEREAS, Holdings desires to merge (the “Merger”) Wilton with and into Patriot, with Patriot as the surviving entity (the “Surviving Entity”) and, immediately thereafter, cause the Surviving Entity to (i) effect a stock split (the “Stock Split”) and (ii) offer shares of common stock in a qualified initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission (the “QIPO” and, together with the Merger and the Stock Split, the “Transaction”):

     WHEREAS, the Borrower has informed iStar of its desire to engage in the Transaction and has requested that iStar waive certain provisions of, and certain obligations of Borrower under, the iStar Credit Agreement, that certain Security Agreement dated February 11, 2003 between Wilton and iStar (the “Wilton Security Agreement”), that certain Guaranty dated February 11, 2003 by Holdings in favor of iStar (the “Guaranty”), and that certain Pledge Agreement dated February 11, 2003 between Holdings and iStar (the “Pledge Agreement” and, together with the iStar Credit Agreement, the Wilton Security Agreement and the Guaranty, each as heretofore amended, supplemented or otherwise modified, the "iStar Credit Facility Documents”), all so as to permit the Borrower to consummate the Transaction;

     WHEREAS, the Surviving Entity shall succeed to all of the liabilities, duties and obligations of the Borrower under the iStar Credit Agreement following consummation of the Merger and it is intended, in connection with the Transaction and within the time frame provided below, that the Surviving Entity shall repay in full all amounts outstanding under the iStar Credit Facility Documents, including any prepayment penalties thereunder, and that the Liens of iStar in the Collateral shall, until such prepayment, continue to be valid, first priority perfected security interests in all respects;

     WHEREAS, Patriot Partners LP, a Bahamas limited partnership (“Patriot Partners”), owns 100% of the issued and outstanding capital Stock of Patriot and, together with Holdings, shall continue to own not less than 99% of the issued and outstanding capital Stock of the Surviving Entity following the Merger (but prior to the consummation of the QIPO) and has agreed to guaranty the Obligations of the Surviving Entity under the iStar Credit Agreement after consummation of the Merger and to secure its obligations under such guaranty by pledging all capital Stock of the Surviving Entity to iStar as additional collateral security for the Obligations; and

     WHEREAS, iStar is willing to consent to the Transaction and to waive such provisions of the iStar Credit Facility Documents as are necessary to permit such Transaction, all subject to and on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the Recitals set forth above, which are incorporated below in their entirety, the promises of the parties hereunder and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree, as follows:

     1.      iStar Consent and Waiver.      Effective upon satisfaction of the conditions precedent set forth in Section 4 below and in reliance of the agreements and covenants set forth herein, iStar hereby consents to the Transaction pursuant to and in accordance with, inter alia, the terms of the Merger Agreement and hereby waives the provisions of the iStar Credit Agreement and the other iStar Credit Facility Documents, to the extent, but only to the extent, necessary to permit the consummation of the Transaction or as could reasonably be construed to prohibit the consummation thereof. The foregoing is a limited, one time consent and waiver in contemplation of repayment ensuing from consummation of the QIPO and is not intended as, nor should it be construed as being, a consent to or waiver of any other provision of the iStar Credit Agreement or of any other iStar Credit Facility Document and, except as expressly set forth herein, shall not be deemed to: (a) constitute a waiver of any Event of Default, (b) constitute a waiver of any of the rights or remedies of iStar under the iStar Credit Facility Documents (all such rights and remedies being expressly reserved by iStar), (c) establish a custom or course of dealing or conduct between iStar, Borrower or any other Person, or (d) promise to consent to any other action or request of Borrower, whether in connection with the transactions contemplated hereunder or otherwise. The consents and waivers granted hereunder shall not obligate iStar to make any other or additional consents or waivers, whether related or unrelated to the foregoing consents and waivers.

     Without limiting or qualifying the generality of the foregoing, iStar hereby waives the following provisions of the iStar Credit Facility Documents, but only with respect to and to the extent necessary to the consummation of the Transaction, and provided that any waiver granted hereunder by iStar shall be null and void, ab initio, on the first to occur of (the “Waiver Termination Date”) (i) August 15, 2005 and (ii) ten days following the Merger:

          (a)       The requirement in Section 5.01(g) of the iStar Credit Agreement to give 30 days prior written notice of any change to Borrower’s limited liability company status;

          (b)       The requirements in Section 5.01 (j) of the iStar Credit Agreement, provided that Surviving Entity shall continue to perform all services and functions heretofore performed by it pursuant to the Servicing Agreement;

               (c)       The negative covenant in Section 5.02(d)(i) of the iStar Credit Agreement restricting the ability of Borrower to merge with any other Person, dissolve itself or modify its organizational documents;

               (d)       The negative covenant in Section 5,02(d)(iii) of the iStar Credit Agreement prohibiting Borrower to modify its organizational documents;

               (e)       The negative covenant in Section 5.02(i) (Security Issuances) of the iStar Credit Agreement regarding the issuance of equity securities;

               (f)       The negative covenants in Section 5.02(m) restricting transactions among Affiliates of Borrower;

               (g)       The restriction on the disclosure of the terms and documents relating to the iStar Credit Agreement, including but not limited to this Agreement and the use of iStar’s name as lender under Section 8.12 of the iStar Credit Agreement, but only to the extent required to be disclosed by applicable SEC regulations or applicable law, used in connection with consummating the Transaction, used in documents filed with the SEC or otherwise in connection with promoting or facilitating the QIPO; and

               (h)       The requirement to update schedules under Section 2(e) of the Security Agreement within five (5) days after the Transaction, solely as may otherwise be required in connection with the Transaction.

     2.      Senior Liens.      Patriot and the Borrower each hereby acknowledges, warrants and agrees that, notwithstanding the consummation of the Transaction (including the Merger), any and all obligations, liabilities and indebtedness of Borrower under the iStar Credit Agreement will be, by operation of law and by express assumption, assumed and affirmed by the Surviving Entity and that all security interests in and Liens upon the Collateral granted to iStar by the Borrower under the iStar Credit Facility Documents shall continue and remain as valid, first priority perfected security interests, enforceable against the Surviving Entity and the Collateral in all respects.

     3.      Repayment in Full.      Borrower and Patriot each hereby agrees that upon or prior to the Waiver Termination Date, Borrower or the Surviving Entity, as applicable, shall pay and satisfy in full, in cash, all Loans and other Obligations, together with the payment of any applicable prepayment premiums in accordance with Section 2.03(c) of the iStar Credit Agreement.

     4.      Conditions.      The effectiveness of this Agreement, including the waivers and consents hereunder, is subject to the following conditions precedent or subsequent, as the case may be:

     (a)       the execution and delivery to iStar of this Agreement, together with any and all consents, acknowledgements and ratifications hereof, by each Credit Party and by Patriot;

     (b)       the delivery to iStar of such other documents and other items as iStar shall reasonably require, all in form and substance reasonably satisfactory to iStar, including, without limitation, (i) a joinder by Patriot to that certain Security Agreement dated February 11, 2003 made by Borrower in favor of iStar and (ii) evidence that all liens and security interests in any assets of Patriot in favor or for the benefit of any Affiliate thereof (including its sole shareholder, Patriot Partners LP) have been terminated, released and that all debt secured thereby has been paid and discharged in full and that, except for such statutory or other Hens reasonably acceptable to iStar, the assets of Patriot are free and clear of all liens, adverse claims and encumbrances;

     (c)       concurrently with the consummation of the Merger if requested by iStar, butt in any event no later than four Business Days after consummation of the Merger, the execution and delivery to and for the benefit of iStar by Patriot Partners, of (i) an assumption or affirmation agreement from the Surviving Entity with respect to the Obligations, (ii) a guaranty by Patriot Partners of the Obligations, (iii) a stock pledge agreement in form and substance acceptable to iStar, pledging to iStar 100% of the issued and outstanding capital Stock of the Surviving Entity owned by Patriot Partners as security for the obligations of Patriot Partners under its guaranty, together with irrevocable proxies and stock powers executed in blank, (iv) an amendment to any UCC financing statements as iStar shall require, and (v) such opinions of legal counsel to Patriot Partners and/or the Surviving Entity as iStar shall reasonably require; and

     (d)       there shall be no Default or Event of Default in existence.

     The execution and delivery of this Agreement by iStar shall conclusively evidence the satisfaction or waiver of the conditions precedent set forth in clauses (a), (b) and (d) above, but shall, in no way, limit the applicability of the conditions subsequent set forth in clause (c) above.

     5.      Reaffirmation.      Each Credit Party, as guarantors, debtors, grantors, pledgors (including in connection with any negative pledges), assignors, or in other similar capacities in which such parties guarantee the liabilities and obligations of Borrower, grant Hens or security interests in their properties or otherwise act as accommodation parties, as the case may be, in any case under the Credit Documents, each ratifies and reaffirms (by signing a counterpart of this Agreement or a separate Acknowledgement hereof) all of its payment and performance obligations, contingent or otherwise, affirmative or negative, under each of such existing Credit Documents to which it is a party and, to the extent such party granted liens on or security interests in any of its properties pursuant to any such existing Credit Documents as security for the Borrower’s obligations under or with respect to the Credit Agreement, each hereby ratifies and reaffirms such grant of liens and security interests and confirms and agrees that such liens and security interests continue to secure all of the liabilities and obligations of Borrower owing to Lender. Each of the foregoing hereby acknowledges that each of the Credit Documents remains in full force and effect and is hereby ratified and confirmed. Without limiting or qualifying the foregoing in any manner, Holdings hereby acknowledges and affirms the facts set forth in the Recitals hereto and affirms that nothing contained herein shall modify in any respect whatsoever its guaranty of the obligations of Borrower to iStar pursuant to the terms of the Guaranty and reaffirms that the Guaranty and the Pledge Agreement are and shall continue to remain in full force and effect following the consummation of the Merger. The execution of this

Agreement shall not operate as a waiver of any right, power or remedy of Lender nor constitute a waiver of any provision of any of the Credit Documents, except as expressly set forth herein and shall be limited to the particular instance expressly set forth. The Borrower and each Credit Party confirms and agrees that the Credit Agreement, the Security Agreement and each Credit Document and each and every covenant, condition, obligation, representation (except those representations which relate only to a specific date, which are confirmed as of such date only), warranty and provision set forth therein are, and shall continue to be, in full force and effect and are hereby confirmed, reaffirmed and ratified in all respects.

     6.      Representations and Warranties.      To induce Lender to enter into this Agreement, each of the Borrower and Patriot represents and warrants to Lender that (i) no Default or Event of Default exists, (ii) the execution, delivery and performance by it of this Agreement are within its corporate power, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with any provision of law applicable to Borrower or Patriot, as applicable, the Articles of Organization or Operating Agreement of Borrower or of Patriot, or any order, judgment or decree of any court or other agency of government or any contractual obligation binding upon Borrower or upon Patriot; and (iii) this Agreement is the legal, valid and binding obligation of the Borrower and of Patriot, enforceable against such Person in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally and general principles of equity, whether applied by a court of law or equity.

     7.      Fees.      Borrower and Patriot hereby agree to pay to iStar an Amendment and Waiver Fee in the amount of $20,000 (the “Amendment Fee”) in connection with and to compensate iStar with respect to the preparation, negotiation, execution and delivery of this Agreement. The Amendment Fee shall be deemed fully earned and non-refundable upon execution and delivery of this Agreement, but shall be due and payable on the Waiver Termination Date, unless the Transaction is consummated and the Obligations are fully paid and discharged as otherwise contemplated hereunder on or before such date (in which event, the Amendment Fee automatically shall be waived by iStar). The requirement to pay the Amendment Fee shall be exclusive and independent of any other fee, charge or payment due, payable or otherwise required in connection with any future amendment or agreement relating to the iStar Credit Agreement.

     8.       Miscellaneous.

     Section 8.01       Counterparts.      This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered to Wilton. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed signature page hereto.

     Section 8.02      Governing Law.      THIS WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE

LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO LAWS OF SUCH JURISDICTION CONCERNING CONFLICTS OF LAWS OR CHOICE OF FORUM. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     Section 8.03      Termination of Indemnity and No Compete Agreements.      iStar hereby acknowledges and agrees that upon the indefeasible payment in full, in cash of the Loans and other Obligations under the iStar Credit Facility Documents and the termination of the iStar Credit Agreement, each of (i) that certain Noncompetition Agreement dated as of February 11, 2003 made by Compass Group Investments Inc. in favor of iStar and (ii) that certain Indemnity Agreement (Noncompetition) of same date made by Borrower in favor of iStar, shall automatically and without further action on the part of any Person, be terminated.

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Signature Page Follows

     IN WITNESS WHEREOF, the parties hereto have caused this Consent, Waiver and Agreement to be duly executed and delivered as of the day and year first above written.

WILTON FUNDING HOLDINGS, LLC, a Delaware limited liability company	WILTON FUNDING, LLC, a Delaware limited liability company

	By:	Wilton Funding Holdings, LLC, a Delaware limited liability company

By:	By:

Name:	Name:

Title:	Title:

PATRIOT CAPITAL FUNDING, INC., a Delaware corporation

By:

Name:

Title:

iSTAR FINANCIAL INC., a Maryland corporation

By:

Name:

Title:

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